Exhibit 99.1

Sabra Health Care REIT Announces Agreement for Sale and Leaseback of Four Skilled Nursing Facilities and Closing of Oak Brook Health Care Center Acquisition

IRVINE, CA, July 11, 2011 – Sabra Health Care REIT, Inc. (“Sabra”) (NASDAQ: SBRA) announced today that it has entered into an agreement to acquire four skilled nursing facilities with a combined total of 500 beds in the Mid-Atlantic Region for $97.5 million. The facilities will be operated under a long-term lease, which is expected to provide an initial yield on cash rent of 8.75%. Three of the facilities are relatively new, built between 2005 and 2009, and the fourth, built in 1996, is currently under renovation.

The purchase agreement is subject to customary conditions, including the satisfactory completion of Sabra’s due diligence investigation. Sabra expects that the transaction will close during the third quarter of 2011. Signal Hill Capital Group LLC is acting as exclusive financial advisor to the sellers in connection with this transaction.

Commenting on the transaction, Rick Matros, CEO and Chairman of Sabra, said, “These assets are premier rehabilitation, skilled nursing and long-term care facilities in the Mid-Atlantic Region, with an excellent management team. Operating out of modern, purpose-built facilities, these facilities are able to care for medically complex patients as well as those requiring rehabilitation after a hospital stay. These are quality assets that clearly enhance the Sabra portfolio. This acquisition is also significant in that it accelerates our diversification from Sun Healthcare Group and adds new markets to our geographic footprint, which should help us lower our cost of capital. Our purchase agreement took into careful consideration the current Medicare reimbursement environment, which resulted in a purchase price that we believe provides a fair valuation for these assets, while taking into consideration the uncertainty around this issue.”

Sabra also announced today that it closed its previously announced acquisition of Oak Brook Health Care Center in Whitehouse, Texas on June 30, 2011.

ABOUT SABRA

Sabra Health Care REIT, Inc. (NASDAQ: SBRA), a Maryland corporation, is a self-administered, self-managed real estate investment trust that, through its subsidiaries, owns and invests in real estate serving the healthcare industry. Sabra leases properties to tenants and operators throughout the United States. As of March 31, 2011, Sabra’s investment portfolio included 86 properties (consisting of (i) 67 skilled nursing facilities, (ii) ten combined skilled nursing, assisted living and independent living facilities, (iii) five assisted living facilities, (iv) two mental health facilities, (v) one independent living facility, and (vi) one continuing care retirement community) leased to Sun Healthcare Group, Inc., and a mortgage note secured by a combined assisted living, independent living and memory care facility located in Ann Arbor, Michigan. As of March 31, 2011, Sabra’s properties were located in 19 states and included 9,603 licensed beds. Subsequent to March 31, 2011, Sabra has expanded its portfolio of properties with its May 3, 2011 acquisition of Texas Regional Medical Center at Sunnyvale, a 70-bed acute care hospital located outside of Dallas, Texas and its June 30, 2011 acquisition of Oak Brook Health Care Center, a 120-bed skilled nursing facility in Whitehouse, Texas.

FORWARD-LOOKING STATEMENTS SAFE HARBOR

Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These statements may be identified, without limitation, by the use of

“expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. Forward-looking statements in this release include all statements regarding Sabra’s expectations concerning the acquisition of the four skilled nursing facilities as well as the terms of the expected leaseback of those facilities. These statements are made as of the date hereof and are subject to known and unknown risks, uncertainties, assumptions and other factors—many of which are out of Sabra’s control and difficult to forecast—that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks and uncertainties include but are not limited to: the ability of the parties to the purchase agreement for the proposed acquisition to satisfy each of the conditions to closing in the purchase agreement; Sabra’s ability to obtain the necessary financing to complete the proposed acquisition; and other factors discussed from time to time in Sabra’s news releases, public statements and/or filings with the Securities and Exchange Commission, especially the “Risk Factors” sections of Sabra’s Annual and Quarterly Reports on Forms 10-K and 10-Q. Sabra assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

Contact:

Investor & Media Inquiries: (949) 679-0410

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